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                                  EXHIBIT 99.1

               BAYARD DRILLING TECHNOLOGIES ANNOUNCES ACQUISITION
                        OF DRILLING ASSETS IN SOUTH TEXAS

         OKLAHOMA CITY, OKLAHOMA, MAY 27, 1998: Bayard Drilling Technologies, Inc. (AMEX:BDI) announced today that it had entered into a definitive agreement to purchase the contract drilling assets of TransTexas Gas Corporation for $75 million. Bayard will also enter into a two and one half year drilling alliance agreement with TransTexas which will allow Bayard the first right to provide up to 15 rigs to TransTexas to meet its continuing land drilling requirements in South Texas and along the Gulf Coast. Subject to certain conditions, closing is expected to occur on or before July 20, 1998.

         TransTexas operates an integrated drilling business and during 1997 was the fourth most active drilling contractor in South Texas. In the transaction, Bayard will receive assets including: (i) 25 drilling rigs and related equipment (including 325,000 feet of 3 1/2" drill pipe), (ii) a drilling support facility located in Laredo and related maintenance and repair equipment, (iii) trucking equipment used for rig hauling activities, and (iv) a significant inventory of spare parts and equipment. All of the acquired rigs are mechanical rigs capable of drilling to depths of 12,000 feet or greater, with 12 of the rigs capable of drilling to depths of 20,000 feet or greater. TransTexas currently employs approximately 200 people in its drilling and related operations, and Bayard intends to offer positions to substantially all of these employees.

         At closing, Bayard and TransTexas will enter into a two and one half year drilling alliance agreement under which TransTexas will agree to utilize Bayard rigs to meet its land drilling needs, for up to a maximum of 15 rigs, in South Texas and the Gulf Coast. Bayard will agree to make such rigs available for use by TransTexas at pre-agreed terms. Currently, eight of the rigs are on location and drilling for TransTexas. During the 12 months ended March 31, 1998, TransTexas utilized as many as 22 rigs. The Company anticipates that TransTexas will utilize between five and ten rigs during the next 12 months.

         Bayard intends to finance the acquisition with a private placement of $100 million of senior notes of the Company under Rule 144A.



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o        Page 2            Bayard Drilling Technologies Announces Acquisition of
                                                Drilling Business in South Texas

         Jim Brown, Chief Executive Officer of Bayard, stated, "This acquisition complements our existing business and meets Bayard's strategic goals. It provides the Company with the necessary assets and personnel to create a third core operating area in South Texas. The South Texas market has been one of the most active deep gas drilling markets in recent years. This core area is already fully staffed and will operate high quality mechanical rigs with deep drilling capacity. The new South Texas area may also supply the Company with additional utilization opportunities for its existing SCR rigs in the Gulf Coast. The drilling alliance with TransTexas will create a long term relationship with one of the most active operators in South Texas. Finally, the acquisition allows Bayard to control and actively manage this currently under-utilized fleet to optimize both utilization and cash flow."

         "As stated in our 1997 Annual Report, Bayard believes the fundamentals remain strong in the land drilling business and that Bayard will continue to actively participate in the consolidation of the industry. We are currently experiencing low commodity prices and reduced drilling budgets in our core areas, and this may continue for some time. However, the current weakness provides an opportunity to grow our business at appropriate cost. I believe that the South Texas acquisition will prove to be a well-timed acquisition that will provide assets and personnel to pursue additional growth."

         The acquisition is subject to certain conditions, including the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The acquisition is not subject to a financing condition, but does provide that if Bayard cannot complete the acquisition because financing is not available, Bayard will pay an agreed upon amount to TransTexas.

         Bayard Drilling Technologies, Inc. is a leading provider of land drilling services to major and independent oil and gas companies.

         The Company's operating results are substantially affected by industry conditions such as the levels and volatility of market prices of oil and gas. In recent months, the market prices of oil and



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o        Page 3            Bayard Drilling Technologies Announces Acquisition of
                                                Drilling Business in South Texas

gas have decreased significantly, which has affected demand for land drilling rigs. Additionally, the industry has recently experienced both a shortage of existing components and equipment used to refurbish rigs and increases in the cost of drill pipe. These developments have the potential of adversely affecting the Company's results in future periods.

         The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this news release contains statements that are forward-looking in nature, such as statements relating to the possibility of consummating the potential acquisition and the possible types of sources of financing for the acquisition. Such statements involve important risks and uncertainties that could significantly affect anticipated results in the future and cause actual results to differ from those expressed in any such forward-looking statements.

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